Exhibit 99.1

345 Inverness Drive South	T 303-858-8358
Building C, Suite 310	F 303-858-8431
Englewood, CO 80112	gevo.com

Gevo Provides Corporate Update

Announces Initiatives to Improve Company-Wide Cash Flow

ENGLEWOOD, Colo. – January 20, 2015 – Gevo, Inc. (NASDAQ: GEVO), the world’s only commercial producer of renewable isobutanol, today provided a corporate update, including announcing certain cost savings initiatives to improve the Company’s overall cash flow.

•	Gevo’s average monthly corporate-wide EBITDA burn rate (excluding stock-based compensation) is expected to decrease by almost 40% to approximately $1.50-1.75 million in 2015, versus a comparable estimated average monthly rate of $2.50-2.75 million in 2014.

•	Gevo reduces headcount at Gevo’s headquarters in Englewood from 56 to 33.

•	Dr. Patrick Gruber, Gevo’s Chief Executive Officer, volunteers to take 25% of his base salary in the form of Gevo stock, through a deferred compensation program.

•	Gevo has developed potentially disruptive new technologies that use ethanol as a feedstock for the production of hydrocarbons, renewable hydrogen, and other chemical intermediates, to augment its use of isobutanol as a feedstock for the alcohol-to-hydrocarbons business.

•	In 2015, Gevo is targeting:

•	Signing a binding agreement with at least one licensee for its isobutanol technology; and

•	Establishing multiple new strategic partnerships to accelerate the development of its hydrocarbons business, inclusive of Gevo’s new ethanol-to-hydrocarbons technologies.

Key corporate updates include:

Corporate

•	As part of Gevo’s ongoing expense management strategy designed to extend the Company’s operating runway, Gevo decreased its corporate headcount by 23 employees, or 41% of the Englewood-based staff. These reductions come mainly from the technology group and are effective immediately. While this decision translates into meaningful costs savings for the Company, it has also been driven by the advanced stage of Gevo’s isobutanol technology and thus fewer resources are needed at this time. Gevo has determined this to be an opportune time to scale down the team to focus primarily on technology optimizations, as well as to support the commercial operations at Luverne and isobutanol licensing.

•	Dr. Patrick Gruber has volunteered to take 25% of his base salary (or $125 thousand per annum) in the form of Gevo stock, through a deferred compensation program to be implemented by the compensation committee of Gevo’s board of directors.

Luverne

•	Gevo expects to operate the Luverne plant to maximize the cash flow from the facility, while continuing the optimization of its isobutanol technology at a commercial scale. Over certain periods of time, this may include operating the plant for the sole production of ethanol across all four fermenters. Gevo does anticipate continuing some level of isobutanol production going forward to ensure that it has sufficient isobutanol volumes to meet ongoing demand from customers such as the recently announced relationships with Brenntag Canada and Gulf Racing Fuels, and for use as a feedstock for the production of hydrocarbons at Gevo’s alcohol-to-hydrocarbons demo facility in Silsbee, TX, as well as to continue to prove out aspects of its isobutanol technology at a commercial scale.

•	On January 8, 2015, Gevo announced that it had met its 2014 year-end target of producing over 50 thousand gallons of isobutanol over a single month at Luverne. Based on data from its most recent isobutanol production batches, Gevo estimates that current monthly isobutanol production capability is approaching 75-100 thousand gallons per month. Given the progress made to date at a commercial scale at Luverne, Gevo is looking to accelerate its licensing program with existing partners, as well as establishing new relationships with new potential licensees.

Alcohol-to-Hydrocarbons

•	Gevo has developed new technologies using ethanol as a feedstock for the production of hydrocarbons, renewable hydrogen, and other chemical intermediates, and has filed a series of patent applications related to these technologies. This is a potentially disruptive technology that could provide the estimated 25 billion gallon global ethanol industry a much broader set of end-product market and margin opportunities. The process produces tailored mixes of isobutylene, propylene, hydrogen and acetone, which are valuable as standalone molecules, or as feedstocks to produce other chemical products and longer chain alcohols. This new technology has the potential to address additional markets in the chemicals and plastics fields, such as renewable polypropylene for automobiles and packaging and renewable hydrogen for use in chemical and fuel cell markets. Through the use of feedstocks such as ethanol and isobutanol Gevo anticipates continuing to produce and sell its current suite of products (jet, isooctane, paraxylene) to established partners such as The Coca-Cola Company, Total SA, the U.S. military, Lufthansa and Toray Industries Inc., as well as to develop new products and partnerships.

•	Gevo is seeing enhanced interest in its alcohol-to-hydrocarbons business from potential strategic partners and is looking at multiple ways of monetizing this aspect of the business.

Litigation

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Gevo expects to maintain its litigation spend so as to continue to support the value of Gevo’s most important asset, its intellectual property. Gevo believes it is of even greater importance to defend its intellectual property position at the present time, considering the significant progress the Company has made in commercializing its isobutanol technology at Luverne, having proved out the process at scale, and using its advanced second generation yeast biocatalysts. These legal efforts continue to bear fruit, including the U.S. Patent and Trademark Office’s recent decision to uphold all of the claims in Gevo’s ALD6 & TMA29 Deletion Patent (‘415 Patent) without any modification. ALD6 & TMA29 are two major pathways that hijack carbohydrates from the isobutanol pathway and they must be deleted in order to get to commercial levels of isobutanol production in yeast.

“We have made tremendous progress, particularly in the last year. The side-by-side operation whereby we co-produce isobutanol and ethanol at Luverne, with one fermenter dedicated to isobutanol production and three fermenters dedicated to ethanol production, has worked very well and met our expectations for our technology. We’ve been able to produce isobutanol at good rates and yields. As a result, we are at a point where we can reduce our expenses in areas that are more than sufficiently resourced due to advances in technology, and focus on optimizing our isobutanol technology and maximizing cash flow at the plant. The technology is also at a point where we can accelerate and start generating revenue from our licensing business,” said Dr. Gruber, Gevo’s CEO.

“Additionally, we have received a great deal of interest in our alcohols-to-hydrocarbon technologies and products. The process to convert these low-cost alcohols into standard chemicals, fuels and plastics works well. With a small but talented team, we have made great achievements, producing renewable isooctane, jet fuel, paraxylene and other products. We have shown the efficacy of low-cost conversion of alcohols, including at a production rate of approximately 5-10 thousand gallons per month at our demonstration plant in Silsbee, TX. These processes are much simpler and cleaner as compared to petroleum-based processes, yet are still economical. There is no biology or fermentation involved; instead we leverage low cost renewable alcohols like ethanol and isobutanol, converting them into useful products using chemical catalysis. It is exciting that we have developed innovative proprietary technologies that produce relatively inexpensive hydrocarbon fuels and chemical intermediates, like propylene, butylene, acetone, paraxylene, as well as renewable hydrogen. It is no wonder we have generated such strong interest from potential strategic partners. We have accomplished a lot already and have formed a strong foundation from which to build,” Gruber said.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in Gevo’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Gevo.

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Investor and Media Contact:

Mike Willis

Gevo, Inc.

T: (720) 267-8636

mwillis@gevo.com